Exhibit 2.1

CONFORMED COPY

STOCK PURCHASE AGREEMENT

DATED

AS OF JANUARY 19, 2006,

AMONG

CENTRAL GARDEN & PET COMPANY,

THE DUFF FAMILY REVOCABLE TRUST

AND

THE BASSHAM TRUST

REGARDING ALL OF THE OUTSTANDING STOCK OF

FARNAM COMPANIES, INC.

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(continued)

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(continued)

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(continued)

Page
Schedules to Stock Purchase Agreement*

*	The schedules to this agreement have not been filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

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STOCK PURCHASE AGREEMENT

This is a stock purchase agreement (the “Agreement”) dated as of January 19, 2006, among Central Garden & Pet Company, a Delaware corporation (the “Buyer”), Charles B. Duff and Dorie Duff, as trustees of the Duff Family Revocable Trust created under an Agreement dated December 12, 1990 (the “Duff Trust”) and Judith K. Bassham and Howard W. Bassham, as trustees of the Bassham Trust created under an Agreement and Declaration of Trust dated May 29, 1984 (the “Bassham Trust”) (each trust, individually, a “Seller” and together, the “Sellers”), relating to the purchase by the Buyer from the Sellers of (a) a total of 1,923,077 shares of Class A voting common stock, no par value (“Class A Stock”) and (b) a total of 8,076,923 shares of Class B non-voting common stock, no par value (“Class B Stock”), of Farnam Companies, Inc. (the “Company”), an Arizona corporation, which agreement is as follows:

ARTICLE I

PURCHASE OF SHARES

1.1 Purchase of Shares. At the Closing described in Section 2.1, the Buyer will purchase a total of 1,923,077 shares of Class A Stock and 8,076,923 shares of Class B Stock (together the “Shares”) from the Sellers, and the Sellers will sell the Shares (which in total will be all the Shares) to the Buyer, as follows:

1.1.1 The Buyer will purchase from the Duff Trust, and the Duff Trust will sell to the Buyer, 1,442,308 shares of Class A Stock and 3,830,128 shares of Class B Stock (together, the “Duff Shares”).

1.1.2 The Buyer will purchase from the Bassham Trust, and the Bassham Trust will sell to the Buyer, 480,769 shares of Class A Stock and 4,246,795 shares of Class B Stock (together, the “Bassham Shares”).

1.2 Purchase Price.

1.2.1 The purchase price to be paid by the Buyer for all the Shares (the “Purchase Price”) will be (a) the sum equal to (i) $287,000,000 (the “Agreed Price”), plus (ii) the amount of the Company’s deposit with the Internal Revenue Service to ensure payment of taxes after the Company ceases to be an S Corporation, minus (iii) the amount of any indebtedness of the Company or its subsidiary at the Closing Date for borrowed money (together, the “Closing Sum”), plus or minus (b) the adjustment described in Section 1.3.

1.2.2 Of the Purchase Price, 52.7244% (the “Duff Percentage”) will be paid to the Duff Trust for the Duff Shares and 47.2756% (the “Bassham Percentage”) will be paid to the Bassham Trust for the Bassham Shares.

1.3 Adjustment of Purchase Price.

1.3.1 The Purchase Price will be the Closing Sum, increased or decreased by the amount by which the Closing Date Adjusted Consolidated Net Worth is greater or less than the November 30 Adjusted Consolidated Net Worth, each calculated as provided below.

1.3.2 In order to permit calculation of the November 30 Adjusted Consolidated Net Worth and the Closing Date Adjusted Net Worth, the Buyer and the Sellers will do the following:

a. The Buyer and the Sellers will cooperate to cause the Company to deliver to the Buyer and the Sellers on the Closing Date or as soon after that as they are available, (a) the consolidated balance sheet of the Company and its subsidiary at November 30, 2005 (the “November 30 Balance Sheet”), certified by Eide Bailly & Co. to have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and fairly to present the consolidated financial condition of the Company and its subsidiary at that date and (b) a consolidated statement of net assets of the Company and its subsidiary at November 30, 2005 (the “November 30 Net Asset Statement) consisting of the November 30 Balance Sheet, adjusted to eliminate (i) all cash, and all securities held by the Company as investments and not related to the operation of the business of the Company or its subsidiary (“Investment Assets”), reflected on the November 30 Balance Sheet, other than the cash and Investment Assets totaling $443,761.82 held in Account No. 3BA-352932 with M&I Brokerage Services, Inc. (the “Deer Payment Account”), (ii) any indebtedness of the Company or its subsidiary for borrowed money reflected on the November 30 Balance Sheet and (iii) the book value reflected on the November 30 Balance Sheet of any assets that are required by Section 5.4 to be sold prior to the Closing Date. An example of the November 30 Net Asset Statement, based upon an assumed November 30 Balance Sheet, and the adjustments made to create that November 30 Net Asset Statement, is attached as Schedule 1.3.2-A.

b. Not later than 60 days after the Closing Date (or after such later date as is 30 days after the November 30 Balance Sheet is delivered to the Buyer), the Buyer will deliver to the Sellers a consolidated statement of net assets of the Company and its subsidiary at the Closing Date (the “Closing Date Net Asset Statement”), consisting of the consolidated balance sheet of the Company and its subsidiary at the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP applied in the same manner as it was applied in preparing the November 30 Balance Sheet, adjusted to eliminate any indebtedness of the Company or its subsidiary for borrowed money reflected on the Closing Date Balance Sheet.

1.3.3 Unless within 30 days after the November 30 Net Asset Statement is delivered to the Buyer and the Sellers, the Buyer gives a notice (an “Objection Notice”) to the Sellers, or at least one of the Sellers gives an Objection Notice to the Buyer, in which it states that it believes that the adjustments reflected on the November 30 Net Asset Statement are not correct or are not complete, specifying in reasonable detail the respects in which the adjustments reflected on the November 30 Net Asset Statement are not correct or are not complete, the adjusted consolidated net worth shown on the November 30 Net Asset Statement will be conclusively deemed to be the adjusted consolidated net worth of the Company and its subsidiary at November 30, 2005 (the “November 30 Adjusted Consolidated Net Worth”).

1.3.4 Unless within 30 days after the Buyer delivers the Closing Date Net Asset Statement to the Sellers, at least one of the Sellers gives an Objection Notice to the Buyer in which it states that it believes either that (i) the Closing Date Balance Sheet was not prepared in accordance with GAAP applied in the same manner in which it was applied in preparing the November 30 Balance Sheet or (ii) the adjustments reflected on the Closing Date Net Asset Statement are not correct or are not complete, specifying in reasonable detail the respects in which the Closing Date Balance Sheet was not prepared in accordance with GAAP applied in the same manner in which it was applied in preparing the November 30 Balance Sheet or the adjustments reflected on the Closing Date Net Asset Statement are not correct or are not complete, the adjusted consolidated net worth shown on the Closing Date Net Asset Statement will be conclusively deemed to be the adjusted consolidated net worth of the Company and its subsidiary at the Closing Date (the “Closing Date Adjusted Consolidated Net Worth”).

1.3.5 If within the 30 day period described in Section 1.3.3, the Buyer or a Seller delivers an Objection Notice with regard to the November 30 Net Asset Statement, or within the 30 day period described in Section 1.3.4, a Seller delivers an Objection Notice with regard to the Closing Date Net Asset Statement, the Buyer and the Sellers will make a good faith effort to agree upon the November 30 Adjusted Consolidated Net Worth or the Closing Date Adjusted Consolidated Net Worth, as applicable, within 45 days after an Objection Notice is delivered. If the Buyer and the Sellers are unable to agree within the applicable 45 day period upon the November 30 Consolidated Net Worth or the Closing Date Consolidated Net Worth, the Buyer and the Sellers will refer all items specified in the applicable Objection Notice that have not been resolved by agreement among them to KPMG or another firm of independent public accountants agreed to by the Buyer and the Sellers (the “Accounting Firm”) with a request that within 30 days the Accounting Firm (a) determine (i) the proper resolution of each of the items specified in the Objection Notice to which the Buyer and the Sellers have not agreed, and (ii) the November 30 Adjusted Consolidated Net Worth or the Closing Date Adjusted Consolidated Net Worth, as applicable, after giving effect to all changes to the applicable Net Asset Statement resulting from resolution of items specified in the Objection Notice, whether by agreement among the Buyer and the Sellers or due to determinations by the Accounting Firm, and (b) deliver to the Buyer and the Sellers a statement showing the November 30 Adjusted Consolidated Net Worth or the Closing Date Adjusted Consolidated Net Worth, as applicable, together with a description of how it was calculated. The November 30 Adjusted Consolidated Net Worth or the Closing Date Adjusted Consolidated Net Worth agreed to by the Buyer and the Sellers or determined by the Accounting Firm will be conclusively deemed to be the November 30 Adjusted Consolidated Net Worth or the Closing Date Adjusted Consolidated Net Worth.

1.3.6 On a day specified by the Buyer, which will be not fewer than three nor more than ten days after the day on which both the November 30 Adjusted Consolidated Net Worth and the Closing Date Adjusted Consolidated Net Worth have been conclusively determined as set forth in Section 1.3.3, 1.3.4 or 1.3.5, the Buyer will pay to the Sellers, or the Sellers will pay to the Buyer, the sum by which the Closing Date Adjusted Consolidated Net Worth is greater or less than the November 30 Adjusted Consolidated Net Worth. Of the amount the Sellers are entitled to receive, or are required to pay, as described in this Section 1.3.6, the Duff Percentage will be paid to or by the Duff Trust and the Bassham Percentage will be paid to or by the Bassham Trust.

ARTICLE 2

THE CLOSING

2.1 Time and Place of Closing. The closing (the “Closing”) of the purchase of the Shares will take place at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, at 10:00 a.m., New York City time, on the day (the “Closing Date”) which is the last to occur of (i) February 15, 2006, (ii) the third business day after the day on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) expire or are terminated or (iii) the third business day after the day on which all the conditions in Article 6 (other than conditions which it is contemplated will be satisfied at the Closing) have been satisfied or waived.

2.2 Sellers’ Actions at Closing. At the Closing, the Duff Trust will deliver to the Buyer the certificates representing all the Duff Shares and the Bassham Trust will deliver to the Buyer the certificates representing all the Bassham Shares, all of which certificates will be endorsed or accompanied by documents of assignment which comply with the requirements of Section 8-401 of the Uniform Commercial Code as in effect in the State of Arizona.

2.3 Buyer’s Actions at Closing. At the Closing, the Buyer will deliver to the Sellers the following:

2.3.1 Evidence of a wire transfer of immediately available funds to an account of the Duff Trust specified at least 24 hours before the Closing by Charles B. Duff, in an amount equal to the Duff Percentage of the Closing Sum.

2.3.2 Evidence of a wire transfer of immediately available funds to an account of the Bassham Trust specified at least 24 hours before the Closing by Judith K. Bassham, in an amount equal to the Bassham Percentage of the Closing Sum.

2.3.3 A letter acknowledging that the Buyer will be acquiring the Shares for investment, and not with a view to their resale or distribution.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.1 Individual Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer, as to itself but not as to the other Seller, as follows:

3.1.1 Sellers’ Formation.

a. The Duff Trust is a trust created under an Agreement dated December 12, 1990, among Charles B. Duff and Dorie Duff, as grantors, and Charles B. Duff and Dorie Duff, as trustees. The trustees of the Duff Trust have the power and authority to hold in trust and sell the property and assets owned by the Duff Trust, including the Duff Shares.

b. The Bassham Trust is a trust created under an Agreement and Declaration of Trust dated May 29, 1984, among Judith K. Bassham and Howard W. Bassham, as grantors, and Judith K. Bassham and Howard W. Bassham, as trustees. The trustees of the Bassham Trust have the power and authority to hold in trust and sell the property and assets owned by the Bassham Trust, including the Bassham Shares.

3.1.2 Seller’s Authorization. The trustees of the Seller have all power and authority that is necessary to enable them to enter into this Agreement in their capacity as trustees of the Seller and to cause the Seller to carry out the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the trustees of the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

3.1.3 No Conflict or Default.

a. If the consents described on Schedule 3.1.3 are obtained, neither the execution and delivery of this Agreement or of any document required to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document required to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) the trust agreement creating the Seller, (ii) any agreement or instrument to which the Seller is a party or by which it is bound or (iii) any law, or any order, rule or regulation of any court or governmental agency or other regulatory body having jurisdiction over the Seller.

b. No court approvals or authorizations, governmental filings, authorizations, approvals or consents, or other governmental action, other than the termination or expiration of waiting periods under the HSR Act, are required to permit the Seller to fulfill all its obligations under this Agreement.

3.1.4 Ownership of Shares. The Seller owns all the Shares it is selling free and clear of any liens or encumbrances. Except as shown on Schedule 3.1.4, the Seller has not granted any option or right, and is not a party to any other agreement, which requires, or upon the passage of time, the payment of money, or the occurrence of any other event, may require the Seller to transfer any Shares to anyone other than the Buyer. When the Buyer acquires Shares from the Seller as contemplated by this Agreement, the Buyer will become the owner of those Shares, free and clear of any liens, encumbrances or claims of other persons, other than (i) liens or encumbrances imposed by reason of acts of the Buyer and (ii) restrictions imposed generally by applicable securities laws.

3.2 Joint Representations and Warranties of the Sellers. The Sellers, jointly and severally, represent and warrant to the Buyer as follows:

3.2.1 Corporate Organization and Qualification.

a. The Company and its subsidiary each is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

Schedule 3.2.1-A contains copies of the Certificate of Incorporation and all amendments, and of the by-laws, of the Company, as in effect on the date of this Agreement.

b. The Company and its subsidiary each is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect upon (i) the consolidated financial position of the Company and its subsidiary, or (ii) the consolidated results of operations of the Company and its subsidiary compared with the consolidated results of their operations during the same period of the prior year, or (iii) the business, operations or prospects of the Company and its subsidiary taken as a whole. Schedule 3.2.1-B is a list of all the jurisdictions in which the Company or its subsidiary is qualified to do business as a foreign corporation on the date of this Agreement.

3.2.2 Capitalization. The only authorized stock of the Company is 5 million shares of Class A Stock and 10 million shares of Class B Stock. The Shares are the only issued and outstanding shares of stock of the Company. Each of the Shares has been duly authorized and issued and is fully paid and nonassessable. The Company has not issued any options, warrants or convertible or exchangeable securities which are outstanding, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to sell or issue any of its stock.

3.2.3 Subsidiaries. Thompson Veterinary Supplies, Inc., an Arizona corporation, is the only corporation or other entity of which the Company owns directly or indirectly 50% or more of the equity (any corporation or other entity of which the Company owns directly or indirectly 50% or more of the equity being a “subsidiary” of the Company). The Company owns all the outstanding shares of its subsidiary. Each of the shares owned by the Company of its subsidiary has been duly authorized and validly issued and is fully paid and non-assessable. Neither the Company nor its subsidiary has issued any options, warrants or convertible or exchangeable securities which are outstanding, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or its subsidiary to sell or otherwise transfer to anyone or issue any stock of, or other equity interest in, the subsidiary.

3.2.4 Equity Investments. Except as shown on Schedule 3.2.4, the Company does not own 20% or more of the equity of any entity other than its subsidiary.

3.2.5 Financial Statements. Schedule 3.2.5 contains the audited consolidated financial statements of the Company and its subsidiary at and for the fiscal years ended November 30, 2002, November 30, 2003 and November 30, 2004, and unaudited information regarding the consolidated financial condition and results of operations of the Company and its subsidiary at and for the eleven months ended October 31, 2005. These financial statements and this financial information were prepared in accordance with GAAP applied on a consistent basis and present fairly the consolidated financial condition and results of operations of the Company and its subsidiary at the dates, and for the periods, to which they relate, except that the financial information at and for the period ended October 31, 2005 does not include footnotes or the information that would be required by GAAP to be included in footnotes.

3.2.6 Absence of Material Adverse Change. Except as shown on Schedule 3.2.6, since October 31, 2005, (i) there has not been a material adverse change in the consolidated financial condition of the Company and its subsidiary or in the consolidated results of their operations compared with the consolidated results of operations of the Company and its subsidiary for the same period of the prior year, (ii) the Company and its subsidiary have conducted their businesses in the ordinary course and in the same manner in which they were conducted prior to October 31, 2005 and (iii) there has not been any material adverse change, or any event of which any trustee of a Seller or officer of the Company is aware which could reasonably be expected to cause a material adverse change, in the business, operations, prospects (other than solely as a result of circumstances generally affecting one or more of the industries in which the Company or its subsidiary does business and does not disproportionately affect the Company and its subsidiary taken as a whole), properties or financial condition of the Company and its subsidiary taken as a whole.

3.2.7 Sufficiency of Assets. The assets of the Company and its subsidiary are sufficient to enable them to operate their businesses after the Closing substantially as they are being operated on the date of this Agreement, except that it is contemplated that immediately prior to the Closing, the Company and its subsidiary will have little or no cash or cash equivalents.

3.2.8 Compliance with Laws.

a. The Company and its subsidiary have at all times complied, and are currently complying, in all material respects with all applicable Federal, state, local, and foreign laws.

b. The Company and its subsidiary have all licenses and permits from all governmental authorities which are necessary or useful to permit the Company and its subsidiary to conduct their businesses as those businesses are being conducted at the date of this Agreement, other than licenses and permits from governmental authorities the lack of which would not reasonably be expected, in aggregate, to be material to the Company and its subsidiary taken as a whole. Schedule 3.2.8 is a complete list of all licenses and permits which the Company or its subsidiary holds at the date of this Agreement which are material to the businesses of the Company and its subsidiary taken as a whole.

3.2.9 Real Property. Schedule 3.2.9 is a list of all real property, including office space, owned or leased by the Company or by its subsidiary, showing as to each property whether it is owned or leased, by whom it is owned or leased and, if it is leased, the identity of the lessor and the date of the lease. All that real property is being used by the Company or its subsidiary in conformance in all material respects with all zoning, environmental and other laws and regulations, deed restrictions, covenants and lease provisions applicable to it. As to real property that is owned, the Company or its subsidiary owns fee title to the real property, free and clear of any liens or other encumbrances, except the liens and encumbrances shown on Schedule 3.2.9. As to real property that is leased, the Company or the subsidiary which is the lessee under each of the leases has complied in all material respects with the terms of the lease, and no trustee of a Seller or officer of the Company has been informed by the lessor under any of the leases, or has any other reason to believe, that the lessor has taken, or intends to take, action to terminate the lease (except that it is possible that after the Buyer acquires the property at 301 W. Osborn, Phoenix, Arizona, including the related parking area at West Osborn Road and Fourth Street, Phoenix, Arizona (together, “301 W. Osborn”), the Company and the Buyer may decide to modify or terminate the lease by which the Company occupies space in 301 W. Osborn).

3.2.10 Ownership of Assets. On the Closing Date, the Company and its subsidiary will own all its assets free and clear of any liens or encumbrances other than (i) the lien of taxes not yet due or other statutory liens relating to governmental obligations which are not yet due, (ii) liens securing indebtedness reflected in the balance sheet information at October 31, 2005 included in Schedule 3.2.5 which do not interfere with the use of the assets to which they relate for the purposes for which those assets were acquired, and (iii) liens disclosed on Schedule 3.2.9 or Schedule 3.2.10, all of which secure obligations arising out of, or otherwise relating to, the businesses of the Company or its subsidiary.

3.2.11 Contracts. Schedule 3.2.11 is a complete list of each agreement to which the Company or its subsidiary is a party which will require the Company or its subsidiary to make payments, or under which the Company expects it or its subsidiary to receive revenues, totaling more than $250,000 after the Closing Date over the remaining term of the agreement (without taking account of extensions at the option of the Company or its subsidiary) and which cannot be cancelled by the Company or its subsidiary without payment of a penalty in excess of $15,000, other than (i) customer purchase orders entered into in the ordinary course of business on which the Company expects it or its subsidiary to receive gross profits which are generally consistent, as a percentage of the sale prices, with the gross profits the Company or its subsidiary received from sales of similar products during the eleven months ended October 31, 2005, and (ii) purchase orders to suppliers entered into in the ordinary course of business ordering materials which are available from more than one supplier in quantities consistent with the customary purchasing practices of the Company or its subsidiary and with the customary purchasing practices in the industries in which the Company or its subsidiary participates. The Company and its subsidiary each has fulfilled in all material respects all its obligations under each of the agreements listed on Schedule 3.2.11 to which it is a party, no trustee of a Seller or officer of the Company has been informed by any other party to any of those agreements that the Company or its subsidiary is in default in its obligations under any of those agreements and no trustee of a Seller or officer of the Company has any other reason to believe that another party to any of those agreements intends to terminate the agreement before its stated termination date. Except as shown on Schedule 3.2.11, the transactions that are the subject of this Agreement will not be a basis for any party to any agreement listed on Schedule 3.2.11 to terminate that agreement or alter the basis on which it will be doing business with the Company or with its subsidiary, as the case may be, under that agreement.

3.2.12 Intellectual Property.

a. Schedule 3.2.12-A identifies each trademark registration or application for trademark registration, patent or patent application, or copyright registration or application for copyright registration (“Company Registered IP”) and each domain name (“Company Domain Name”) that is owned by or registered or filed in the name of the Company or its subsidiary any place in the world which are material to the businesses of the Company and its subsidiary taken as a whole; and each contract or other arrangement material to the operation of the business of the Company or its subsidiary, as presently conducted, pursuant to which any Intellectual Property is licensed by or to the Company or its subsidiary, where the license of such Intellectual Property is a material element of such contract (other than software license agreements for any off-the-shelf third-party software that is generally available to the public).

b. The Company has entered into non-compete and confidentiality agreements with the individuals listed on Schedule 3.2.12-B. The agreements with the individuals listed on Schedule 3.2.12-B, (i) obligate the individual to assign Intellectual Property rights to the Company, (ii) contain provisions aimed at maintaining the confidentiality of and protection of any Company Intellectual Property and Company Intellectual Property that is a trade secret and that is material to the operation of the business of the Company or its subsidiary (“Material Trade Secrets”) and (iii) impose restrictions on the unauthorized use (directly or indirectly for the benefit of the individual or others) or disclosure to others of any Company Intellectual Property and Material Trade Secrets.

c. The Company or its subsidiary own all right, title and interest to and in the Company Registered IP and Company Domain Names, free and clear of any liens or encumbrances (subject to the Intellectual Property licensed by the Company or its subsidiary to other persons, as identified on Schedule 3.2.12-A), and the Company and its subsidiary each is entitled to use all of the Intellectual Property which the Company and its subsidiary use in connection with their businesses, including the licensed Intellectual Property identified on Schedule 3.2.12-A, other than Intellectual Property which the Company and its subsidiary could stop using without there being a Material Adverse Effect.

d. Except as set forth on Schedule 3.2.12-D, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will result in or give any other person the right or option to cause, create, impose or declare a loss or termination of, or lien or encumbrance on, any Company Registered IP or any contract identified on Schedule 3.2.12-A that would have a Material Adverse Effect, or the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the Company Registered IP, or in any contract identified on Schedule 3.2.12-A that would reasonably be expected to result in a Material Adverse Effect.

e. To the best of the knowledge of any trustee of a Seller or officer of the Company, except as set forth on Schedule 3.2.12-E, no person is materially infringing, misappropriating or otherwise violating, any Intellectual Property owned by the Company or its subsidiary.

f. Except as set forth on Schedule 3.2.12-F, the operations of the Company and its subsidiary as presently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other person, except as would not reasonably be expected to result in a Material Adverse Effect.

g. Schedule 3.2.12-G identifies each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to an officer of the Company since January 1, 2004, regarding any material actual, alleged or suspected infringement or misappropriation of any Intellectual Property owned by the Company or its subsidiary or regarding any material allegation that the business of the Company or its subsidiary infringes, misappropriates or otherwise violates any Intellectual Property Right of any other person.

h. Except as set forth on Schedule 3.2.12-H no litigation, arbitration or other legal proceeding with respect to infringement, misappropriation or violation of any Intellectual Property Right involving the Company or its subsidiary is or, since January 1, 2003 has been, pending or, to the best of the knowledge of any trustee of a Seller or officer of the Company, threatened against the Company or its subsidiary.

As used in this Agreement, “Intellectual Property” means algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries.

3.2.13 Taxes.

a. The Company has made a valid election under Section 1361 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”) to be an “S corporation” for federal Tax purposes, and for state tax purposes in Arizona, Iowa and Nebraska (to the extent elections are required to cause the Company to be taxed as an S Corporation in those states), effective for each taxable year since (and including) the Company’s taxable year ended November 30, 2002. During those years and during the portion of the Company’s current fiscal year prior to the Closing Date, the Company has qualified and will qualify as an S Corporation for federal and all such state tax purposes. No actions have been taken or will be taken by the Sellers or by the Company that will cause the Company to cease to qualify as an “S corporation” for federal or state income tax purposes with regard to any taxable year ended or ending on or before the Closing Date.

b. The Company and its subsidiary each has filed when due all Tax Returns (as defined below) which it has been required to file and has paid all Taxes (as defined below) shown on those returns to be due. Those Tax Returns accurately reflect the Taxes required to have been paid by the Company or its subsidiary, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in the balance sheet information at October 31, 2005 included in Schedule 3.2.5. Except as shown on Schedule 3.2.13, (i) no extension of time given by the Company or its subsidiary for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or its subsidiary or any of their assets, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or its subsidiary, (iv) neither the Company nor its subsidiary is a party to any agreement providing for the allocation or sharing of Taxes (except agreements or understandings between them), (v) neither the Company nor its subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (vi) neither the Company nor its subsidiary is liable as a transferee, a successor or otherwise for any Tax incurred by any other person (other than liabilities, if any, of members of the Company’s or its subsidiary’s affiliated group for taxes resulting from activities of other members of that affiliated group), (vii) neither the Company nor its subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method and the IRS has not notified the Company or its subsidiary that the IRS is seeking to cause the Company or its subsidiary to make a change in accounting method, and (viii) there is no material deferred intercompany income or gain which may in the future become taxable to the Company or its subsidiary, whether on disposition of a particular subsidiary or otherwise. For the purposes of this Agreement, the term “Taxes” means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term “Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

3.2.14 Litigation. Except as shown on Schedule 3.2.14, neither the Company nor its subsidiary is a party to any suit or proceeding in any court, or by or before any governmental agency, nor has any trustee of a Seller or officer of the Company been notified that any suit or proceeding is threatened against either of those entities, other than suits or proceedings in which the other party seeks only money damages of less than $100,000 in each instance and less than $1,000,000 as to all excluded suits and proceedings.

3.2.15 Employee Matters.

a. No union represents any employees of the Company or its subsidiary, and no trustee of a Seller or officer of the Company is aware that any union is attempting to organize or otherwise become the bargaining representative for any employees of the Company or its subsidiary.

b. Neither the Company nor its subsidiary has engaged in any unfair labor practice of any nature at any time since January 1, 2003, and both have complied in all material respects with all applicable labor and employment laws. Since January 1, 2003, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or its subsidiary. No event has occurred, and no condition or circumstance exists (other than the transactions that are the subject of this Agreement), that is reasonably likely directly or indirectly to give rise to any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

c. Schedule 3.2.15-C is a complete list of all plans which are “employee benefit plans” as defined by section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other equity compensation, bonus, severance, disability, vacation, employment, fringe benefit or other plans, policies, programs, arrangements or agreements, whether or not subject to ERISA (“Employee Benefit Plans”), which are sponsored or maintained by the Company, its subsidiary or any ERISA Affiliate (“Company Employee Benefit Plans”). For this purpose, “ERISA Affiliate” means any entity treated as a single employer with the Company under Section 414 of the Code. The Company has made available to the Buyer a complete copy of each Employee Benefit Plan (or a summary of any oral Employee Benefit Plan) and other documents and reports relating to such Employee Benefit Plans as reasonably requested by Buyer.

d. Except as set forth on Schedule 3.2.15-D, (i) each Employee Benefit Plan intended to be qualified under Section 401 of the Code is qualified under that Section, (ii) each Company Employee Benefit Plan has been maintained in all material respects in accordance with its terms and any applicable law, including, without limitation, ERISA and the Code, (iii) neither the Company nor any ERISA Affiliate has maintained, contributed to or otherwise had any obligation with respect to (A) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (B) any Employee Benefit Plan subject to Title IV of ERISA; (iv) there are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the best of the knowledge of any trustee of a Seller or officer of the Company, threatened or expected to be asserted with respect to any Company Employee Benefit Plan or with respect to the Company or its subsidiary, as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof; (v) no Company Employee Benefit Plan is the subject of an audit, investigation or examination by a governmental or quasi-governmental agency; (vi) all contributions required to be made under the terms of any Company Employee Benefit Plan have been timely made or, if not yet due, have been adequately reserved for in accordance with GAAP in the balance sheet at October 31, 2004, included in Schedule 3.2.5 (the “Most Recent Balance Sheet”); (vii) none of the Company Employee Benefit Plans are subject to any law or rule of any jurisdiction outside of the United States; and (viii) except as required to comply with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (or such similar state law), no Company Employee Benefit Plan provides for post-retirement medical, life insurance or disability benefits.

e. Except as set forth on Schedule 3.2.15-E, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events that are not within the control of the Buyer) constitute an event under any Company Employee Benefit Plan or agreement that may reasonably be expected to result in any payment (whether severance or otherwise), acceleration, vesting or increase in benefits under any Company Employee Benefit Plan with respect to any employee, former employee or director of the Company or its subsidiary. No payment or acceleration will constitute a parachute payment (within the meaning of Section 280G of the Code).

f. Except as set forth on Schedule 3.2.15-F, the Company or its subsidiary, as applicable, may terminate any Employee Benefit Plan maintained by the Company or its subsidiary or may cease contributions to the Company Employee Benefit Plans without incurring any material liability.

3.2.16 Environmental Matters.

Except as shown on Schedule 3.2.16:

a. Each of the Company and its subsidiary has (i) obtained all permits, approvals, consents, authorizations and licenses required under any Environmental Law for the ownership of their real property and the operation of their businesses as currently conducted, other than licenses and permits the lack of which would not reasonably be expected in aggregate to be material to the Company and its subsidiary taken as a whole and (ii) complied in all material respects with, and is in compliance in all material respects with, the terms and conditions of all Environmental Laws, including any permit, authorization, consent, license or other approval issued by or any report, application or notification submitted to, any governmental authority.

b. Neither the Company nor its subsidiary has received any notice or claim from any person or governmental authority alleging any liability for personal injury, property damage or environmental cleanup relating to the Company’s or its subsidiary’s real property or the business, or any notice of any violation under Environmental Law, any request for information relating to any actual or alleged liability under any Environmental Law, or any notice of any order, penalty, investigation, action, suit, claim, proceeding or other action with respect to the actual or alleged violation by or liability of the Company or its subsidiary under any Environmental Law, and no trustee of a Seller or officer of the Company has knowledge of any circumstances, events or conditions that could reasonably be expected to result in such a notice.

c. Neither the real property used, occupied, leased or owned by the Company or its subsidiary, nor any other real property now or formerly owned, operated or leased by the Company or its subsidiary or any former subsidiary, contains (or, as to real property owned, operated or leased, contained at the time it was owned, operated or leased by the Company or its subsidiary) any chemicals, substances, wastes or other materials, including polychlorinated biphenyls, asbestos, lead or urea formaldehyde (“Hazardous Materials”) that, under any Environmental Law, (i) imposes or could reasonably be expected to impose on the Company or its subsidiary in aggregate a material liability for fines or penalties for non-compliance with Environmental Law, or for the performance or reimbursement of the costs of removal, remediation, or other cleanup, or liability for or obligation to reimburse damages to natural resources; or (ii) has had or could reasonably be expected to have in aggregate a material adverse effect on the value of the Company and its subsidiary, or the conduct of their operations, taken as a whole.

d. (i) Neither the Company nor its subsidiary has disposed of, discharged, or released any Hazardous Materials at any real property now or formerly owned, operated or leased by the Company or its subsidiary, except in a manner that complies with Environmental Law, and (ii) neither the Company nor its subsidiary, nor any third party under contract with the Company or its subsidiary, has disposed of, discharged, or released any Hazardous Materials at any other real property, except in a manner that complies with Environmental Law, except as could not reasonably be expected to have in aggregate a material adverse effect on the value of the Company and its subsidiary, or the conduct of their operations, taken as a whole.

e. Other than standard chemical reporting required by the states of Nebraska and Iowa which has been submitted or completed as required, neither the Company nor its subsidiary has made since January 1, 2003, or is currently obligated to make, file or give any report or notification to any Governmental Entity regarding the release or discharge of any Hazardous Materials.

f. Each of the Company and its subsidiary has provided to the Buyer each environmental investigation and completed study, audit, test, review and other analysis conducted since January 1, 2003 in relation to any property or facility owned, operated or leased by the Company or its subsidiary, or formerly owned, operated or leased by the Company or its subsidiary, or any former subsidiary.

As used in this Agreement, the term “Environmental Law” means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment or to environmental conditions which affect human health or safety.

3.2.17 Affiliate Transactions. Except as shown on Schedule 3.2.17, the Company has no contracts (other than employment agreements listed, or not required to be listed, on Schedule 3.2.15-C) with, and does not purchase any goods or services from, either Seller, any grantor, trustee or beneficiary of either Seller, any officer or director of the Company, any member of the immediate family of any of them, or any entity which, insofar as any trustee of a Seller is aware, is owned or controlled by any of them or by any two or more of them together (“Related Persons”).

3.2.18 Related Person Transactions. Except as disclosed in Schedule 3.2.18, (i) all of the transactions of the Company with Related Persons have been conducted on an arms-length basis, and have been fair to the Company and on terms comparable to those which would have prevailed in arms-length transactions and (ii) the Company does not have outstanding loans or other advances to any officer or director of the Company or any of their relatives or to any entity in which either of the Sellers or, insofar as any trustee of a Seller is aware, any officer or director of the Company or any of their relatives has a direct or indirect interest, other than travel advances in the usual and ordinary course of business.

3.2.19 Customers. Schedule 3.2.19 contains a true and correct list of the Company’s largest 20 customers and the Company’s largest 20 suppliers during its last two full fiscal years (taken together). The Company has not received notice, whether written or oral, that any such customer or supplier will, or intends to, alter the terms of its business relationship with the Company (including price and volume) from the terms existing, or contemplated by the agreements existing, as of the date of this Agreement. Except as set forth in Schedule 3.2.19, insofar as any trustee of a Seller or officer of the Company is aware (i) there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any customer or group of customers listed in Schedule 3.2.19, or whose purchases individually or in the aggregate are material to the Company or the operation of its business, (ii) there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any supplier or group of suppliers listed in Schedule 3.2.19, or whose sales individually or in the aggregate are material to the Company or the operation of its business and (iii) there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives which any trustee of a Seller or officer of the Company can now reasonably foresee would materially adversely affect the Company or prevent the conduct of its business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted.

3.2.20 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.2.20, the Company has no liabilities or obligations, either direct or indirect, matured or unmatured, absolute, contingent or otherwise, except: (i) those liabilities or obligations reflected in the Most Recent Balance Sheet, (ii) liabilities or obligations not required by GAAP to have been reflected in the Most Recent Balance Sheet which are not material to the Company and its subsidiary taken as a whole (even if they would have been required by GAAP to have been described in notes to the Most Recent Balance Sheet if there were notes to the Most Recent Balance Sheet) and (iii) liabilities and obligations of a similar nature arising in the ordinary course of business, consistent with past practice, since the date of the Most Recent Balance Sheet. For purposes of this section only, the term “liabilities” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, fixed or unfixed, asserted or unasserted (to the extent known by any trustee of a Seller or officer of the Company), liquidated or unliquidated, secured or unsecured.

3.2.21 Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of business. The reserve for doubtful accounts reflected in the Most Recent Balance Sheet is adequate in accordance with GAAP.

3.2.22 Inventories. The inventories of the Company (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good, merchantable and useable condition, (ii) are reflected in the Most Recent Balance Sheet at the lower of cost or market in accordance with GAAP, and (iii) in the case of finished goods, are of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories, are of a quality and quantity useable in the ordinary course of business. The inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company, and the reserve for inventory obsolescence reflected in the Most Recent Balance Sheet fairly reflects the amount of obsolete inventory as of its date in accordance with GAAP.

3.2.23 Accounting Practices. The Company makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements and to maintain accountability for the assets of the Company, (iii) access to the assets of the Company is permitted only in accordance with management’s authorization and (iv) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals. The Sellers do not, however, represent or warrant that there are no material weaknesses, as that term is used in Public Company Accounting Oversight Board Standard No. 2, in the Company’s internal control over financial reporting.

3.2.24 No Conflict or Default.

a. If the consents described on Schedule 3.2.24 are obtained, neither the execution and delivery of this Agreement or of any document required to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document required to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) the certificate of incorporation or by-laws of the Company or its subsidiary, (ii) any agreement or instrument to which the Company or its subsidiary is a party or by which it is bound or (iii) any law, or any order, rule or regulation of any court or governmental agency or other regulatory body having jurisdiction over the Company or its subsidiary.

b. No court approvals or authorizations, governmental filings, authorizations, approvals or consents, or other governmental action, other than the termination or expiration of waiting periods under the HSR Act, are required to permit the Company to fulfill all its obligations under this Agreement.

3.2.25 Disclosure. No representation or warranty made by the Sellers in this Agreement, and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to Buyer or hereafter required to be furnished to Buyer (all such documents being taken as a whole), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1 The Buyer represents and warrants to each of the Sellers as follows:

4.1.1 Buyer’s Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.1.2 Buyer’s Authorization. The Buyer has all corporate power and authority that is necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Buyer to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Buyer and is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

4.1.3 No Conflict or Default. If the consents described on Schedule 4.1.3 are obtained, neither the execution and delivery of this Agreement or of any document required to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document required to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (i) the Certificate of

Incorporation or by-laws of the Buyer, (ii) any agreement or instrument to which the Buyer is a party or by which it is bound, or (iii) any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Buyer.

4.1.4 No Consent. No governmental filings, authorizations, approvals or consents, or other governmental action, other than termination or expiration of waiting periods under the HSR Act, are required to permit the Buyer to fulfill all its obligations under this Agreement.

4.1.5 Financial Resources. The Buyer has, or has commitments from banks or other lending institutions (copies of which have been shown to the Sellers) for, all funds the Buyer will need to pay the Purchase Price to the Sellers (including paying the Closing Sum to the Sellers on the Closing Date) and to fulfill its other obligations under this Agreement.

4.1.6 Disclosure. No representation or warranty made by the Buyer in this Agreement, and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to the Sellers or hereafter required to be furnished to the Sellers (all such documents being taken as a whole), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5

ACTIONS PRIOR TO THE CLOSING

5.1 Activities Until Closing Date. From the date of this Agreement until the Closing Date (or until such earlier date as this Agreement terminates), the Sellers will ensure that the Company and its subsidiary each will, except with the written consent of the Buyer:

5.1.1 Operate its businesses in the ordinary course and in a manner consistent with the manner in which they are being operated at the date of this Agreement, including paying its accounts payable in the ordinary course and in accordance with past practice.

5.1.2 Take all reasonable steps available to it to maintain the goodwill of its businesses and, except as otherwise requested by the Buyer, the continued employment of its officers and other executives.

5.1.3 At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

5.1.4 Not make any borrowings other than (i) borrowings in the ordinary course of business under working capital lines which are disclosed in notes to the consolidated balance sheet at November 30, 2004 included in Schedule 3.2.5 or are listed on Schedule 3.2.11 or (ii) borrowings to finance costs of the expansion of the Company’s facility in Omaha, Nebraska that is in progress at the date of this Agreement (the “Omaha Expansion”).

5.1.5 Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case (i) in the ordinary course of business or (ii) with regard to the Omaha Expansion.

5.1.6 Not redeem or purchase any of its stock and not pay any dividends, or make any other distributions or repayments of debt to the Sellers or any of their affiliates (other than payments by the subsidiary to the Company or by the Company to the subsidiary), except that the Company may, prior to the Closing Date, (i) pay dividends equal to the estimated tax payments the Company’s shareholders are required to make because of taxable income of the Company, (ii) pay the dividends and make the distributions described in Section 5.4, and (iii) enter into the transactions described in Section 5.4.

5.1.7 Not make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to stockholders, directors, officers or employees.

5.1.8 Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

5.1.9 Comply in all material respects with all applicable laws and regulations of governmental agencies.

5.1.10 Not purchase, sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

5.1.11 Not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual merit increases averaging not more than 3.5%.

5.1.12 Not adopt, or become an employer with regard to, any employee compensation, employee benefit or post-employment benefit plan or arrangement, other than the 2006 Farnam Companies, Inc. Severance Plan described in Section 6.17.

5.1.13 Not amend its certificate of incorporation or by-laws.

5.1.14 Not (i) issue or sell any of its stock or any options, warrants or convertible or exchangeable securities or (ii) split, combine, or reclassify its outstanding stock.

5.1.15 Not authorize or enter into any agreement to take any of the actions referred to in Sections 5.1.1 through 5.1.14 above.

5.2 HSR Act Filings. The Sellers will cause the Company to, and the Buyer will, make as promptly as practicable the filing it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Sellers will cause the Company to, and the Buyer will, provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

5.3 Transaction Relating to 301 W. Osborn. Simultaneously with the execution of this Agreement, the Buyer and Farnam Realty, Inc. (“Farnam Realty”), an Arizona corporation, are entering into an agreement (the “301 W. Osborn Agreement”) relating to the purchase by the Buyer of 301 W. Osborn for $4.1 million in cash. The 301 W. Osborn Agreement provides that Farnam Realty may, not later than three business days before the Closing Date, assign its rights and obligations under the 301 W. Osborn Agreement to an entity that is a qualified intermediary or exchange accommodation titleholder for purposes of Section 1031 of the Code and to which Farnam Realty will transfer 301 W. Osborn in a transaction that, as to Farnam Realty, qualifies as a like-kind exchange under Section 1031 of the Code (a “1031 Exchange”). If Farnam Realty does that, the Buyer will cooperate in all reasonable ways, including executing any necessary or appropriate documents requested by Farnam Realty, to facilitate the assignment and effect the 1031 Exchange, provided that in no event will the Buyer be required to execute any document that would affect in any manner the Buyer’s rights or benefits under the 301 W. Osborn Agreement or under this Agreement.

5.4 Actions and Transactions Prior to the Closing Date. The Sellers will cause the Company, Charles B. Duff and Judith K. Bassham to take the following actions or engage in the following transactions prior to the Closing Date:

5.4.1 The Company will make distributions to its stockholders equal in total to the taxable income of the Company and its subsidiary during the year ended November 30, 2005, to the extent that taxable income has not previously been distributed to the Company’s shareholders.

5.4.2 The Company will make distributions to its stockholders equal in total to the estimated tax payable by the shareholders of the Company due to taxable income of the Company (assuming they pay personal income taxes at the maximum applicable Federal and state individual income tax rates) between December 1, 2005 and the Closing Date, to the extent sums equal to that estimated tax have not previously been distributed to the Company’s shareholders.

5.4.3 The Company will distribute to its stockholders any cash the Company has on hand on the day before the Closing Date, after making all the distributions and engaging in all the transactions described in this Section 5.4, other than the cash in the Deer Payment Account, which, together with the Investment Assets in the Deer Payment Account, will total not less than $437,500.

5.4.4 The Company will distribute to the Company’s shareholders any Investment Assets the Company or its subsidiary holds on the day before the Closing Date, other than Investment Assets in the Deer Payment Account.

5.4.5 The Company will sell to Charles B. Duff or his designee, and Charles B. Duff or his designee will purchase from the Company, for the amount equal to its cash surrender value or such other amount as the Company and Charles B. Duff agree is its fair market value, the policy insuring his life that is described on Schedule 5.4.5.

5.4.6 The Company will sell to Judith K. Bassham or her designee, and Judith K. Bassham or a designee will purchase from the Company, for the amounts equal to their respective cash surrender values or such other amounts as the Company and Judith K. Bassham agree are their respective fair market values, the policies insuring her life that are described on Schedule 5.4.6.

5.5 Certificates of Non-Foreign Status. On or within three days before the Closing Date, each Seller will provide to the Buyer a certificate of non-foreign status of the type contemplated by Treasury Regulation §1.1445-2(b)(2).

5.6 Notification of Certain Matters.

a. During the period prior to the Closing Date, the Sellers shall cause the Company to promptly notify Buyer of (i) any action, suit or proceeding that shall be instituted or threatened against the Company to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, (ii) any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company which would have been listed in Schedule 3.2.14 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any other event or matter which becomes known to the Company and would cause any other representation or warranty contained in Article 3 to be untrue in any material respect, (iv) any material adverse change in the business of the Company, (vi) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement, and (v) any material default under any material contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which any trustee of a Seller or officer of the Company has knowledge.

b. During the period prior to the Closing Date, the Buyer shall promptly notify the Sellers of (i) any action, suit or proceeding that shall be instituted or threatened against the Buyer to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, (ii) any event or matter which becomes known to the Buyer and would cause any representation or warranty contained in Article 4 to be untrue in any material respect, (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any notice or other communication from the bank or other lending institutions from which the Buyer has the commitments described in Section 4.1.5, in which it threatens not to lend to the Buyer the funds the Buyer needs to pay the Purchase Price to the Sellers and to fulfill the Buyer’s other obligations under this Agreement.

5.7 Preparation of Financial Statements. The Sellers will cause the Company to instruct Eide Bailly & Co. to deliver to the Buyer not later than February 28, 2006, consolidated financial statements of the Company and its subsidiary that meet the requirements of Securities and Exchange Commission Regulation S-K at November 30, 2005 and 2004 and for each of the three years in the period ended November 30, 2005.

5.8 Sellers’ Efforts to Fulfill Conditions. Each of the Sellers will use its best efforts to cause all of the conditions set forth in Section 6.1 to be fulfilled prior to or at the Closing, and to cause the Closing Date to be on or before April 30, 2006.

5.9 Buyer’s Efforts to Fulfill Conditions. The Buyer will use its best efforts to cause all of the conditions contained in Section 6.2 to be fulfilled prior to or at the Closing, and to cause the Closing Date to be on or before April 30, 2006.

ARTICLE 6

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions to Buyer’s Obligations. The obligations of the Buyer at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by the Buyer):

6.1.1 The representations and warranties of the Sellers contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties that are qualified as to materiality or as to absence of Material Adverse Effect will be true and correct in all respects) at the Closing Date with the same effect as though they were made on that date (except that representations and warranties that relate expressly to specified dates or periods need only to have been true and correct with regard to the specified dates or periods), and each of the Sellers will have delivered to the Buyer a certificate dated the Closing Date and signed by at least one of its trustees to that effect.

6.1.2 Both of the Sellers will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled prior to or at the Closing.

6.1.3 No order will have been entered by any court or governmental authority and be in force that invalidates this Agreement or restrains the Buyer from completing the transactions that are the subject of this Agreement.

6.1.4 The consents described on Schedule 6.1.4 will have been obtained.

6.1.5 If the Buyer has offered to have the Company enter into employment agreements with the persons listed on Schedule 6.1.5, each of which provides for salary and bonuses during the first year of its term at least as great as the salary and bonuses the person received from the Company during or with regard to the year ended November 30, 2005, and prohibits competition for a period of not more than 18 months after the termination of employment or of any applicable consulting period, and which otherwise contains customary terms, those employees and the Company will have entered into those employment agreements.

6.1.6 Charles B. Duff will have entered into (i) a consulting agreement with the Buyer in which he agrees to render services to the Buyer for five years for a fee of $2,000 per month (plus additional sums for more than four days per month of services) and (ii) a five year non-competition agreement.

6.1.7 The Buyer will have received legal opinions from Clifford Chance US LLP, counsel to the Company and the Sellers, from Lane & Erlich, counsel to the Duff Trust, and from counsel to the Bassham Trust who is reasonably satisfactory to the Buyer, as to the matters described on Schedules 6.1.6.-A, 6.1.6-B and 6.1.6-C, respectively.

6.1.8 The Company will have adopted the 2006 Farnam Companies, Inc. Severance Plan, and it will be substantially in the form of Schedule 6.1.7.

6.2 Conditions to Sellers’ Obligations. The obligations of the Sellers at the Closing are subject to the following conditions (any or all of which may be waived by both Sellers acting together):

6.2.1 The representations and warranties of the Buyer contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties that are qualified as to materiality or as to absence of Material Adverse Effect will be true and correct in all respects) at the Closing Date with the same effect as though made on that date (except that representations and warranties that relate expressly to specified dates or periods need only to have been true and correct with regard to the specified dates or periods), and the Buyer will have delivered to the Sellers a certificate dated that date and signed by the President or a Vice President of the Buyer to that effect.

6.2.2 The Buyer will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing.

6.2.3 No order will have been entered by any court or governmental authority and be in force that invalidates this Agreement or restrains either of the Sellers, or the trustees of either of the Sellers, from completing the transactions that are the subject of this Agreement.

6.2.4 The consent described on Schedule 4.1.3 will have been obtained or will no longer be required.

6.2.5 The Sellers will have received a legal opinion from Orrick, Herrington & Sutcliffe LLP, counsel to the Buyer, as to the matters described on Schedule 6.2.5.

ARTICLE 7

TERMINATION

7.1 Right to Terminate. This Agreement may be terminated at any time prior to the Closing:

7.1.1 By mutual consent of the Buyer and both of the Sellers.

7.1.2 By either the Buyer or either of the Sellers if, without fault of the terminating party, the Closing does not occur on or before April 30, 2006.

7.1.3 By the Buyer if (i) it is determined that any of the representations and warranties of the Sellers contained in this Agreement was not complete and accurate in all material respects (or that any of the representations and warranties of the Sellers that is limited to items that are material or is qualified as to absence of Material Adverse Effect was not true and correct in all respects) on the date of this Agreement or (ii) any of the conditions in Section 6.1 is not satisfied or waived by the Buyer prior to or on the Closing Date.

7.1.4 By either of the Sellers if (i) it is determined that any of the representations and warranties of the Buyer contained in this Agreement was not complete and accurate in all material respects (or that any of the representations and warranties of the Buyer that is limited to items that are material or is qualified as to absence of Material Adverse Effect was not true and correct in all respects) on the date of this Agreement or (ii) any of the conditions in Section 6.2 is not satisfied or waived by the Sellers prior to or on the Closing Date.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement. Nothing contained in this Section will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification Against Loss Due to Inaccuracies in Sellers’ Representations and Warranties.

8.1.1 Each Seller will indemnify the Buyer against, and agrees to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly by the Buyer because (i) any matter that is the subject of a representation and warranty by that Seller contained in Section 3.1 is not as represented and warranted, or (ii) that Seller fails to fulfill in a material respect any of its obligations under this Agreement, or under any document delivered as required by this Agreement, which is required to be fulfilled by it after the Closing.

8.1.2 The Sellers will jointly and severally indemnify the Buyer against, and jointly and severally agree to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly by the Buyer because (i) any matter that is the subject of a representation and warranty contained in Section 3.2 is not as represented and warranted, or (ii) the Sellers fail to fulfill in any material respect any of their joint obligations under this Agreement, or under any document delivered as required by this Agreement, which is required to be fulfilled after the Closing.

8.2 Indemnification Against Loss Due to Inaccuracies in Buyer’s Representations and Warranties. The Buyer will indemnify the Sellers against, and agrees to hold the Sellers harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation and warranty contained in Article 4 is not as represented and warranted, or (ii) the Buyer fails to fulfill in any respect any of its obligations under this Agreement, or under any document delivered in accordance with this Agreement, which is required to be fulfilled after the Closing.

8.3 Limit on Liability. Except in the case of knowing, intentional fraud, the Sellers will not be liable in aggregate under Section 8.1 or any other provision of this Agreement, and the Buyer will not be liable under Section 8.2 or any other provision of this Agreement, because matters which are the subject of representations and warranties in Article 3 or Article 4, as the case may be, are not as represented and warranted, to the extent the losses, liabilities and expenses for which the Buyer or the Sellers would, except for this Section, be entitled to indemnification under the applicable one of Section 8.1 or Section 8.2 are in total less than $1,500,000 or more than $65,000,000.

8.4 Indemnification Sole Remedy. Except in the case of knowing, intentional fraud, the indemnification in Section 8.1 or 8.2, as the case may be, will be the sole remedy of the Buyer or the Seller because any matter which is the subject of a representation and warranty contained in Article 3 or Article 4 is not as represented and warranted. Any claim for that indemnification, other than a claim for indemnification with regard to the last sentence of Section 3.1.4 or with regard to Section 3.2.13 or Section 3.2.16, must be made not later than eighteen months after the Closing Date. A claim against a Seller for indemnification with regard to the last sentence of Section 3.1.4 may be made at any time. A claim for indemnification with regard to Section 3.2.13 must be made not later than 60 days after the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive). A claim for indemnification with regard to Section 3.2.16 must be made not later than five years after the Closing Date. Any claim for indemnification must be made in a notice given before the expiration of the applicable time period in a written notification to the party from which indemnification is sought which describes in reasonable detail the claim and the facts on which it is based. Neither Seller nor the Buyer will have any liability because any matter that is the subject of a representation and warranty contained in Article 3 or Article 4 is not as represented and warranted unless it is the subject of a notice given within the applicable time period provided in this Section.

8.5 Remediation of Environmental Violations Involving Company Assets. If within ten days after the Company has delivered to the Buyer a copy of a Phase 1 study conducted at each of the Company’s or its subsidiary’s facilities in Omaha, Nebraska, Phoenix, Arizona and Council Bluffs, Iowa, the Buyer notifies the Sellers of any condition with regard to any real property listed on Schedule 3.2.9 that (i) violates any Environmental Law (describing in reasonable detail the nature of the condition and the laws and regulations which it violates), the Sellers will reimburse the Buyer for the reasonable costs incurred by the Company or its subsidiary after the Closing Date to remediate that condition to the extent necessary to eliminate the violation of Environmental Laws, but only to the extent that the total cost incurred by the Company or its subsidiary after the Closing Date to remediate all such violations exceeds $750,000. For the purposes of this Section, the cost of remediating a condition will be the direct cost of the remediation, but will not include costs of investigations, studies, tests or similar items.

8.6 Payment of Income Taxes. The Sellers will reimburse the Company for all United States Federal and state corporate income or gains Taxes it may be required to pay as a result of a determination that the Company failed to qualify as an S Corporation for Federal or state Tax purposes during any of the years ended November 30, 2002 through 2005 or the period from December 1, 2005 to the Closing Date, plus any related interest or penalties.

8.7 Litigation.

8.7.1 The Sellers will reimburse the Company for all sums the Company pays after the Closing Date in settlement of, or in satisfaction of a judgement rendered against it in, the case entitled Platinum Performance, Inc. v. Farnam Companies, Inc., Civil Action No. CV 05-2041 RGK (RCx), in the United States District Court for the Central District of California (the “Platinum Litigation”). The Sellers shall have the right to (a) direct the defense of the Platinum Litigation with counsel currently representing the Company in the Platinum Litigation or other counsel reasonably satisfactory to the Sellers and (b) cause the Company to settle the Platinum Litigation on terms specified by the Sellers, provided that the Sellers will not cause the Company to consent to the entry of any judgment or enter into any settlement of the Platinum Litigation that provides for non-monetary relief without the consent of the Buyer, such consent not to be unreasonably withheld or delayed. The Company will be responsible (and the Sellers will not reimburse the Company) for the costs of defending the Platinum Litigation.

8.7.2 The Sellers will reimburse the Company for any amount it may be required to pay after the Closing Date in settlement of, or in satisfaction of a judgement rendered against it in, any of the five lawsuits between the Company and Stabar Enterprises, Barbara Allen and Stacy Allen currently pending in the United States District Court for the District of Arizona and the Superior Court of Arizona, Maricopa County (the “Stabar Litigation”) in excess of the sums the Company will be required to pay under the settlement terms specified in the Meditation Term Sheet of General Settlement Points filed in action No. CV03-503-PHX-NVW. The Sellers shall have the right to (a) direct the defense of the Stabar Litigation with counsel currently representing the Company in the Stabar Litigation or other counsel reasonably satisfactory to the Sellers and (b) cause the Company to settle the Stabar Litigation on terms specified by the Sellers (if it is not settled on the terms provided in the Mediation Term Sheet of General Settlement Points). The Company will be responsible (and the Sellers will not reimburse the Company) for any costs of defending the Stabar Litigation.

8.8 Control of Tax Matters. The Sellers will be given complete control over the preparation of Tax Returns, amendments of Tax Returns, and audits of Tax Returns of the Company and its subsidiary, in each case relating to (i) income Taxes for periods ending on or prior to the Closing Date and (ii) any other Taxes as to which representations have been made in Section 3.2.13; provided that in the case of Tax Return preparation and audits of Tax Returns, the Sellers agree (notwithstanding anything to the contrary herein) to jointly and severally indemnify the Buyer, the Company and its subsidiary against all income Taxes payable by the Buyer, the Company or its subsidiary with regard to any period ending on or prior to the Closing Date that may result from such Tax Returns or audits and, in the case of amendments of Tax Returns, the amendments to the Tax Returns will not result in any increased Taxes to the Company or its subsidiary, except to the extent of amendments resulting from determinations by applicable taxing authorities. The Buyer shall control all Tax Return filings and audits of the Company and its subsidiary except as specified in the preceding sentence. The Buyer will cause the Company and its subsidiary to cooperate with the Sellers and their representatives in all reasonable ways in connection with the preparation, amendment and audits of Tax Returns that the Sellers control and the Buyer will cause the Company and its subsidiary to execute all Tax Returns, amended Tax Returns and other documents (including documents related to or in connection with audits of Tax Returns) which the Sellers reasonably request that they execute with regard to matters controlled by the Sellers.

8.9 Computation of Loss. Whenever the Buyer or either of the Sellers (the “Indemnifying Party”) is required by Section 8.1 or 8.2 to indemnify the other or others of them (each an “Indemnified Party”) against, and hold an Indemnified Party harmless from, any item of loss, liability or expense, the Indemnifying Party will pay the Indemnified Party the sum which, after (i) receipt by the Indemnified Party (or by the Company or its subsidiary) of all insurance proceeds under policies of the Company or its subsidiary in effect prior to the Closing Date, and (ii) payment by the Indemnified Party of all Federal (but not state or local) income or gains taxes, or similar Taxes, resulting from the payment, minus all Tax savings because of deductions or credits available to the Indemnified Party because of the loss, liability or expense, will equal the amount of the loss, liability or expense. The loss to the Buyer because matters (including the operating results of the Company and its subsidiary) are not as represented and warranted will be the resulting reduction in the value of the Shares.

ARTICLE 9

ABSENCE OF BROKERS

9.1 Representations and Warranties Regarding Brokers and Others. The Buyer represents and warrants to the Sellers, and each of the Sellers represents and warrants to the Buyer, that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions that are the subject of this Agreement, except that Etkin & Company Incorporated acted as financial advisor to the Sellers. All fees and expenses of Etkin & Company Incorporated will be paid by the Sellers. The Buyer, and the Sellers jointly and severally, will indemnify the other or others of them against, and agree to hold the other or others of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions that are the subject of this Agreement.

ARTICLE 10

SEVERANCE PAYMENTS

10.1 Supplemental Severance Payments. Each time the Company makes a Supplemental Change of Control Severance Payment (a “Supplemental Payment”) under the 2006 Farnam Companies, Inc. Severance Plan as a result of the change in control of the Company that takes place under this Agreement, the Buyer will contribute to the Company a sum equal to 60% of the Supplemental Payment.

ARTICLE 11

GENERAL

11.1 Expenses. The Buyer and the Sellers will each pay its or their own expenses in connection with the transactions which are the subject of this Agreement, including legal fees and disbursements, except that (a) the Buyer will pay the filing fees relating to the HSR Act filings required by Section 5.2, and (b) if it is necessary to retain an Accounting Firm to make determinations as described in Section 1.3.5, the Buyer and the Sellers will each pay one-half of the fees and expenses of the Accounting Firm.

11.2 Transfer Taxes If any transfer taxes or similar taxes are incurred in connection with the transactions contemplated by this Agreement, the Buyer will pay, or will cause the Company to pay, those taxes. The Buyer and the Sellers will file, or cooperate to cause the Company to file, any required Tax Returns relating to transfer or similar taxes incurred in connection with those transactions.

11.3 Access to Properties, Books and Records.

11.3.1 From the date of this Agreement until the earlier of the Closing Date or the time this Agreement is terminated in accordance with Article 7, the Sellers will cause the Company and its subsidiary to give representatives of the Buyer, and of any potential sources of debt or equity financing to the Buyer for the transactions that are the subject of this Agreement or financing for the Company after the Closing Date, full access during normal business hours to all of their respective properties, books and records and to knowledgeable personnel of the Company. Until after the Closing, the Buyer will, and will cause its representatives and any potential sources of financing to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiary in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Buyer from a third party which, insofar as the Buyer is aware, is not under an obligation to either of the Sellers, to any person who is a trustee of either of the Sellers, to the Company or to the Company’s subsidiary to keep the information confidential, (iii) was known to the Buyer before it was made available to the Buyer or its representative by the Sellers, the Company, its subsidiary or its representative, or (iv) otherwise is independently developed by the Buyer. If this Agreement is terminated before the Closing, the Buyer will, at the Sellers’ request, deliver to the Sellers all documents and other material obtained by the Buyer or its representatives from the Sellers, the Company, its subsidiary or its representative in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by the Buyer.

11.3.2 After the Closing, the Buyer will cause the Company to provide the Sellers with access to the books and records, and to knowledgeable personnel, of the Company and of its subsidiary during normal business hours in connection with the preparation of financial statements by one or both of the Sellers or its affiliates, the preparation of Tax Returns by one or both of the Sellers or the grantor or a beneficiary of one or both of the Sellers, the preparation of Tax Returns by the Company or its subsidiary under the control of the Sellers as provided in Section 8.8, audits of any Tax Returns filed by a Seller or the grantor or a beneficiary of a Seller, audits of Tax Returns filed by the Company that affect Tax Returns filed by the Sellers or audits of Tax Returns filed by the Company or its subsidiary which are controlled by the Sellers as provided in Section 8.8.

11.3.3 After the Closing, the Sellers will provide the Company with access to their books and records relating to the Company or its subsidiary, and to knowledgeable representatives of the Sellers, during normal business hours in connection with the preparation of financial statements by the Buyer, the Company or their respective affiliates, the preparation of Tax Returns by the Buyer, the Company or their respective affiliates or audits of Tax Returns of the Buyer, the Company or their respective affiliates.

11.4 Press Releases. The Buyer and the Sellers will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, but nothing in this Section will prevent either party or any affiliate of either party from making any statement or announcement when and as required by law or by the rules of any securities exchange or securities quotation system on which securities of that party or an affiliate are listed or quoted.

11.5 Sellers’ Representative.

11.5.1 Any document relating to this Agreement or to the transactions that are the subject of this Agreement that is signed by either trustee of a Seller will be deemed to have been signed by, and to be the act of, that Seller with the same effect as though it had been signed by both trustees of that Seller.

11.5.2 Each of the Sellers appoints Charles B. Duff as its agent and representative to execute documents and otherwise act on its behalf under, and with regard to, this Agreement and the transactions that are the subject of this Agreement, except that in any instance in which this Agreement expressly requires execution of a document or other action by both Sellers, at least one trustee of each Seller must execute the document or take the action on behalf of that Seller.

11.6 Entire Agreement. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement between the Buyer and the Sellers relating to the transactions that are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Buyer and the Sellers are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions that are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

11.7 Effect of Disclosures. Information disclosed by a party in connection with a representation and warranty contained in this Agreement (including any exhibit or schedule to this Agreement) will not be treated as having been disclosed in connection with any other representation and warranty, unless it is obvious that information disclosed in connection with one representation and warranty also applies in connection with another representation and warranty, in which case that information will be treated as having been disclosed in connection with both representations and warranties.

11.8 Benefit of Agreement. This Agreement is for the benefit of the parties to it, their respective successors and any permitted assigns. This Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the parties, their respective successors and any permitted assigns.

11.9 Captions. The captions of the Articles and Sections of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

11.10 Assignments. Neither this Agreement nor any right of any party under it may be assigned, except that the Buyer may assign its rights and obligations under this Agreement to a corporation or other entity that is wholly owned by the Buyer or by persons or entities who or which, at the time of the assignment, own all the outstanding stock or other equity of the Buyer, if the Buyer unconditionally guarantees that the entity to which the Buyer’s rights and obligations are assigned will perform fully all the obligations of the Buyer under this Agreement.

11.11 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile or email (with confirmation of receipt at the facsimile number or email address to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide delivery service for overnight delivery, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to the Sellers:

The Duff Family Revocable Trust

c/o Charles B. Duff

1015 East Caroline Lane

Tempe, AZ 85284

Facsimile No.: 480-730-5586

Email Address: cduff@mail.farnam

and

Bassham Trust

c/o Judith K. Bassham

P.O. Box 218

Valley, Washington 99181

Facsimile No.: 509-937-2314

Email Address: judyb@inwi.net

with copies to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: David W. Bernstein

Facsimile No.: (212) 878-8375

Email Address: david.bernstein@cliffordchance.com

and

Lane & Ehrlich, Ltd.

4001 N. Third Street, Suite 400

Phoenix, Arizona 85012

Attention: Robert L. Lane

Facsimile No.: (602) 264-5006

Email Address: boblane@e-law.com

If to the Buyer:

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, CA 94597

Attention: Glenn W. Novotny

Facsimile No.: (925) 947-0914

Email Address: gnovatny@centralgp.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Attention: John F. Seegal

Facsimile No.: (415) 773-5759

Email Address: jseegal@orrick.com

11.12 Governing Law. This Agreement will be governed by, and construed under, the laws of the State of Delaware, without regard to conflicts of laws principles that would apply the laws of any other jurisdiction.

11.13 Amendments. This Agreement may be amended by, but only by, a document in writing signed by the Buyer and both of the Sellers.

11.14 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Buyer and both of the Sellers have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

DUFF FAMILY REVOCABLE TRUST, created under an Agreement dated December 12, 1990

By:	/s/ CHARLES B. DUFF
	Name:	Charles B. Duff
	Title:	Trustee

By:	/s/ DORIE DUFF
	Name:	Dorie Duff
	Title:	Trustee

BASSHAM TRUST, created under an Agreement and Declaration of Trust dated May 29, 1984

By:	/s/ JUDITH K. BASSHAM
	Name:	Judith K. Bassham
	Title:	Trustee

By:	/s/ HOWARD W. BASSHAM
	Name:	Howard W. Bassham
	Title:	Trustee

CENTRAL GARDEN & PET COMPANY

By:	/s/ GLENN NOVOTNY
	Name:	Glenn Novotny
	Title:	Chief Executive Officer